Exhibit 99.1
For Financial Inquiries:
Sybase Investor Relations
Lynne Farris
(925) 236-8797
lynne.farris@sybase.com
Charlie Chen
(925) 236-6015
charlie@sybase.com
For Press Inquiries:
Sybase Public Relations
Crystal Lu
(925) 236-6431
crystal.lu@sybase.com
SYBASE REPORTS STRONG BUSINESS MOMENTUM WITH
RECORD FIRST QUARTER RESULTS
License Revenue Up 13% and Total Revenue Up 13%,
Management Raises Full-Year EPS Guidance
DUBLIN, Calif. — April 24, 2008— Sybase, Inc. (NYSE: SY), the largest enterprise software and services company exclusively focused on managing and mobilizing information, today reported financial results for the first quarter ended March 31, 2008.
Highlights:
•	Total revenue of $260.1 million, up 13% year over year

•	License revenue increased 13% year over year

•	Services revenue increased 8% year over year

•	Database license revenue increased 19% year over year

•	Messaging revenue increased 37% year over year

•	GAAP operating margin of 14%, versus 9% a year ago; non-GAAP operating margin of 19%, versus 15% a year ago

•	GAAP net income of $24.2 million, up 60% year over year; GAAP EPS up 65% year over year

•	Non-GAAP net income of $35.3 million, up 42% year over year; non-GAAP EPS up 46% year over year

•	Cash flow from operations of $94.6 million, up 36% year over year

2008 First Quarter Results
Total revenue for the first quarter of 2008 increased 13% to $260.1 million from $230.0 million in the first quarter of 2007. License revenue grew 13% to $78.1 million from $69.4 million in the first quarter of 2007. Services revenue increased 8% to $139.4 million from $129.7 million a year ago. Messaging revenue grew 37% to $42.6 million from $31.0 million a year ago.
For the first quarter, operating income calculated in accordance with generally accepted accounting principles (GAAP) increased 69% year over year to $36.2 million, representing an operating margin of 14%. This compares with GAAP operating income of $21.4 million and an operating margin of 9% a year ago.
GAAP net income increased 60% year over year to $24.2 million from $15.1 million a year ago. GAAP earnings per diluted share (EPS) increased 65% to $0.27 for the 2008 first quarter from $0.16 for the first quarter of 2007.
Non-GAAP operating income for the first quarter increased 44% year over year to $49.0 million, representing a 19% operating margin. This compares with non-GAAP operating income of $33.9 million, representing a 15% operating margin, in the 2007 first quarter.
Non-GAAP net income for the 2008 first quarter increased 42% to $35.3 million from $24.9 million for the first quarter of 2007. Non-GAAP EPS for the 2008 first quarter increased 46% to $0.39 from $0.27 for the first quarter of 2007.
Non-GAAP amounts exclude the amortization of certain purchased intangibles, stock-based compensation, restructuring costs, non-cash charges related to the write-down of auction rate securities, and the tax effect of these and related items. Accompanying this release is a reconciliation from GAAP to non-GAAP amounts for the first quarter of 2008.
“I am extremely pleased with our start to 2008,” stated John Chen, chairman, CEO and president of Sybase. “Our momentum in the marketplace continues, driven by the market-leading Unwired Enterprise platform, combined with our consistently strong execution. As a result, we delivered the best first quarter in Sybase’s history, which follows our record 2007 performance.”
Added Mr. Chen, “Looking toward the balance of 2008, our compelling suite of products and services addresses the highest-priority information technology needs facing enterprises today. Growth drivers for the upcoming year and beyond include our enterprise database cluster option, risk analytics platform, mobile banking and payments solutions, and a new MMS content delivery gateway. Additionally, our latest release of Information Anywhere Suite now supports the Apple iPhone and Google Android platforms, as well as Symbian, Microsoft, RIM, and Palm.
“Despite current uncertainty in the macro-economic environment, our business pipelines remain healthy, and we remain confident in our outlook for the year. As a result, we are raising our expectation for full-year 2008 earnings, and we anticipate revenue and cash flow toward the high end of our most recent full-year guidance,” concluded Mr. Chen.
Balance Sheet and Other Data
At March 31, 2008, Sybase reported $841.3 million in cash and cash investments, including long-term cash investments of $23.9 million and restricted cash of $3.7 million. In the first quarter, the company generated $94.6 million in cash flow from operations.
On April 15, 2008, the company completed its previously announced modified “Dutch auction” tender offer to purchase $300 million of its common stock. There remains $82.9 million authorized under the company’s current share repurchase program.
Days sales outstanding (DSO) for the first quarter was 76.
Guidance
For the second quarter ending June 30, 2008, management anticipates total revenue in the range of $255 million to $265 million. Management anticipates non-GAAP fully diluted EPS in the range of $0.40 to $0.45 and GAAP EPS in the range of $0.30 to $0.35.
Management is raising guidance for full-year 2008 EPS due to the company’s stronger-than-expected performance in the 2008 first quarter and including approximately $0.04 of incremental EPS accretion related to its recently completed Dutch tender. Non-GAAP EPS is now anticipated in the range of $1.94 to $1.99, and GAAP EPS is anticipated in the range of $1.51 to $1.56. Management also anticipates full-year 2008 total revenue toward the high end of its previously stated guidance range of $1.075 billion to $1.090 billion and cash flow from operations toward the high end of its previously stated guidance in the range of $220 million to $240 million.

A reconciliation from the company’s previous full-year 2008 EPS guidance to current guidance is as follows:
Reconciliation of 2008 EPS Guidance

	GAAP		Non-GAAP
2008 EPS guidance on January 24, 2008	$1.50	$1.55	$1.85	$1.90

Increase due to operations	0.05	0.05	0.05	0.05
Decrease due to auction rate securities	(0.04)	(0.04)	0.00	0.00
Decrease due to amortization of purchased intangibles	(0.02)	(0.02)	0.00	0.00
Decrease due to tax adjustments	(0.02)	(0.02)	0.00	0.00
Increase due to Dutch tender	0.04	0.04	0.04	0.04

2008 EPS guidance on April 24, 2008	$1.51	$1.56	$1.94	$1.99

*	Full year EPS guidance provided on January 24, 2008 assumed approximately $0.05 of benefit related to anticipated stock repurchases of roughly $200 million in 2008.
Please see “Note Regarding Non-GAAP Financial Measures” for important information regarding Non-GAAP Financial Measures.
Accompanying this release is a reconciliation from projected GAAP to non-GAAP amounts for the estimated 2008 second quarter and full year results.
Conference Call and Webcast Information
The Sybase 2008 first quarter conference call and simultaneous Webcast is scheduled to begin at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time on Thursday, April 24, 2008. To access the live Webcast, please visit www.fulldisclosure.com or Sybase’s Website at www.sybase.com at least 20 minutes prior to the call to download any necessary audio or plug-in software. A telephone replay will be available approximately two hours after the conference call ends and will be available until 10:00 p.m. Pacific Time on May 1, 2008. To access the replay, please dial (888) 203-1112 for domestic access and (719) 457-0820 for international callers; the access code for the telephone replay is 8408149. Additionally, the archived Webcast will be available through July 23, 2008 at http://www.sybase.com/about_sybase/investorrelations.
About Sybase, Inc.
Sybase is the largest enterprise software and services company exclusively focused on managing and mobilizing information. With our global solutions, enterprises can extend their information securely and make it useful for people anywhere using any device. The world’s most critical data in commerce, finance, government, healthcare, and defense runs on Sybase. For more information, visit the Sybase Website at http://www.sybase.com.
Forward-Looking Statements
Certain statements in this release concerning Sybase, Inc. and its prospects and future growth are forward-looking and involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward-looking statements include, but are not limited to, the performance of the global economy and growth in software industry sales; market acceptance of the company’s products and services; customer and industry analyst perception of the company and its technology vision and future prospects; the success of certain business combinations engaged in by the company or by competitors; political unrest or acts of war; possible disruptive effects of organizational or personnel changes; and other factors described in Sybase, Inc.’s reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007.
Note Regarding Non-GAAP Financial Measures
In addition to our GAAP results, Sybase discloses adjusted operating income, net income and net income per share, referred to respectively as “non-GAAP operating income”, “non-GAAP net income”, and “non-GAAP net income per diluted share”. These items, which are collectively referred to as “Non-GAAP Measures”, exclude the impact of stock-based compensation, the amortization of acquisition-related intangible assets, restructuring costs, non-cash charges related to the write-down of auction rate securities, and the tax effect of these and related items. From time to time, subject to the review and approval of the audit committee of the Board of Directors, we may make other adjustments for expenses and gains that we do not consider reflective of core operating performance in a particular period and may modify the Non-GAAP Measures by excluding these expenses and gains. The Non-GAAP Measures for our Q1 2008 results and full-year 2008 guidance exclude impairment charges for reductions in the carrying value of our auction rate securities (“ARS”).
We define our core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income. Non-cash stock-based compensation, amortization of acquisition-related intangible assets, restructuring charges and impairment charges to our ARS are excluded from our core operating performance because the decisions which gave rise to these expenses were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods. While strategic decisions, such as the decisions to issue stock-based compensation, to acquire a company or to restructure the organization, are made to further our long-term strategic objectives and do impact our income statement under GAAP, these items affect multiple periods and management is not able to change or affect these items within any particular period. As such, supplementing GAAP disclosure with non-GAAP disclosure using the Non-GAAP Measures provides management with an additional view of operational performance by excluding expenses that are not directly related to performance in any particular period. Therefore, we exclude these impacts in our planning, monitoring, evaluation and reporting of our underlying revenue-generating operations for a particular period.
Prior to the adoption of Financial Accounting Standards Board Statement 123 Revised “Share-based Payment” (“FAS 123R”) on January 1, 2006, our practice was to exclude stock-based compensation internally to evaluate performance and we presented investors with certain Non-GAAP Measures. With the adoption of FAS 123R, we continue to believe that Non-GAAP Measures can provide relevant disclosure to investors as contemplated by Staff Accounting Bulletin 107 (“SAB 107”) and we have presented Non-GAAP Measures that exclude stock-based compensation, amortization of acquisition-related intangible assets, impairment charges to ARS, restructuring costs and the related tax effects. While these items (other than restructuring) are recurring and affect GAAP net income, we do not use them to assess our operational performance for any particular period because (a) these items affect multiple periods and are unrelated to business performance in a particular period; (b) we are not able to change these items in any particular period; and (c) these items do not contribute to the operational performance of our business for any particular period.
We also use Non-GAAP Measures to operate the business because the excluded expenses are not under the control of, and accordingly are not used in evaluating the performance of, operations personnel within their respective areas of responsibility. In the case of stock-based compensation expense, the award of stock options is governed by the stock committee of the Board of Directors and, in the case of acquisition-related intangible assets; acquisitions arise from strategic decisions which are not the responsibility of most levels of operational management. The restructuring charges, like our stock-based compensation charges, amortization of acquisition-related intangible assets and write-downs to ARS, are excluded in management’s internal evaluations of our operating results and are not considered for management compensation purposes.
In the case of stock-based compensation, our compensation strategy is to use stock-based compensation to attract and retain key employees and executives. It is principally aimed at long term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational performance in any particular period. We use annual cash incentive payouts for executives and other employees to motivate and reward the achievement of short-term operational objectives.
We view amortization of acquisition-related intangible assets, such as the amortization of an acquired company’s research and development efforts, customer lists and customer relationships, as items arising from pre-acquisition activities. These are costs that are determined at the time of an acquisition. While it is continually viewed for impairment, amortization of the cost is a static expense, one that is typically not affected by operations during any particular period and does not contribute to operational performance for any particular period.
The cost of restructure charges are excluded in our Non-GAAP Measures because they are significantly different in magnitude and character from routine personnel and facility adjustments that management makes when monitoring and conducting the Company’s core operations during any particular period. We have not undertaken restructuring since 2004 and amounts included in cost of restructure in 2006 and subsequently reflect lease termination costs from previously announced restructuring efforts. Our previous restructuring activities and related expenses were not related to operating performance for any particular period, and were not subject to change by management in any particular period. Instead, the prior restructuring was intended to align our business model and expense structure to our position in the market.
Our historical non-GAAP effective tax rates differ from our GAAP effective tax rates because of (i) the exclusion of the amortization of acquisition-related intangible assets, stock-based compensation expenses and restructuring costs described above, (ii) the exclusion of certain acquired tax attributes, and (iii) the resulting impact on the realization of the Company’s other tax assets. We exclude the impact of these discrete tax items from our non-GAAP income tax provision or benefit because management believes that they are not indicative of our ongoing business operations.
The liquidity and fair value of our investments in marketable securities, including auction rate securities, have been negatively impacted by the uncertainty in the credit markets and failed auctions due to a lack of marketability of these securities. As a result, we recorded impairment charges to reduce the carrying value of our ARS investments. The impairment charges related to our ARS investments have been excluded from our non-GAAP results of operations. These impairment charges are excluded from management’s assessment of our operating performance because management believes that they are not indicative of our ongoing business operations. We believe that the exclusion of these unique charges provide investors an enhanced view of our operations and facilitates comparisons with the results of other periods that do not reflect such charges.

Because the Non-GAAP Measures are not calculated in accordance with GAAP, they are used by our management as a supplement to, and not an alternative to, or superior to, financial measures calculated in accordance with GAAP. There are a number of limitations on the Non-GAAP Measures, including the following:
•	These Non-GAAP Measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software or technology companies.

•	The Non-GAAP Measures do not reflect all costs associated with our operations determined in accordance with GAAP. For example:
Non-GAAP operating margin performance and non-GAAP net income do not include stock compensation expense related to equity awards granted to our workforce. Our stock incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results under FAS 123R. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards is excluded from our non-GAAP measures.
Although amortization of acquisition-related intangible assets does not directly impact our current cash position, such expense represents the declining value of the technology or other intangible assets that we have acquired. These assets are amortized over their respective expected economic lives or impaired, if appropriate. The expense associated with this decline in value is excluded from our non-GAAP measures and therefore non-GAAP measures do not include the costs of acquired intangible assets that supplement our research and development.
Restructuring charges in 2006 and subsequently primarily represent lease termination costs associated with restructuring activities that commenced in 2004 and before. Most of the charges are cash expenditures, which are excluded from our Non-GAAP Measures.
•	Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will continue to recur and impact the Company’s GAAP results. While restructuring costs are non-recurring activities, their occasional occurrence will impact GAAP results. As such, the

Non-GAAP Measures should not be construed as an inference that the excluded items are unusual, infrequent or non-recurring.
Management compensates for these limitations by relying on these Non-GAAP Measures only as a supplement to the Company’s GAAP results.

SYBASE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In thousands, except share and per share data)	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$804,402	$604,808
Short-term investments	9,292	93,462

Total cash, cash equivalents and short-term cash investments	813,694	698,270

Restricted cash	3,682	3,424
Accounts receivable, net	220,689	245,267
Deferred income taxes	37,971	37,979
Prepaid income taxes	2,837	17,604
Other current assets	33,135	25,182

Total current assets	1,112,008	1,027,726

Long-term cash investments	23,947	36,637
Property, equipment and improvements, net	63,861	64,841
Deferred income taxes	11,338	10,038
Capitalized software, net	77,292	74,278
Goodwill, net	534,374	533,339
Other purchased intangibles, net	127,018	130,608
Other assets	35,431	36,016

Total assets	$1,985,269	$1,913,483

Current liabilities:
Accounts payable	$34,109	$30,290
Accrued compensation and related expenses	48,757	63,852
Accrued income taxes	—	273
Other accrued liabilities	108,375	124,849
Deferred revenue	246,395	203,734

Total current liabilities	437,636	422,998

Other liabilities	44,061	44,669
Deferred income taxes	14,598	14,115
Long-term tax liability	30,807	30,807
Long-term deferred revenue	4,110	4,937
Minority interest	5,156	5,147
Convertible subordinated notes	460,000	460,000

Total stockholders’ equity	988,901	930,810

Total liabilities and stockholders’ equity	$1,985,269	$1,913,483

SYBASE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
(In thousands, except per share data)	2008	2007
Revenues:
License fees	$78,124	$69,365
Services	139,397	129,651
Messaging	42,627	31,021

Total revenues	260,148	230,037

Costs and expenses:
Cost of license fees	14,537	12,753
Cost of services	40,880	38,742
Cost of messaging	25,108	18,889
Sales and marketing	68,293	64,575
Product development and engineering	35,562	38,753
General and administrative	36,061	31,496
Amortization of other purchased intangibles	3,516	3,410
Cost of restructure	27	4

Total costs and expenses	223,984	208,622

Operating income	36,164	21,415

Interest income and expense and other, net	3,515	5,005

Minority interest	(9)	(20)

Income before income taxes	39,670	26,400

Provision for income taxes	15,480	11,252

Net income	$24,190	$15,148

Basic net income per share	$0.28	$0.17

Shares used in computing basic net income per share	87,672	91,149

Diluted net income per share	$0.27	$0.16

Shares used in computing diluted net income per share	90,778	93,609

NON-GAAP RESULTS RECONCILED TO GAAP RESULTS
The following tables reflect selected Sybase non-GAAP results reconciled to GAAP results (in 000s except percentage and per share amounts) :

	Three Months Ended
	March 31,
	2008	2007

Operating Income

GAAP operating income	36,164	21,415
Plus:
Amortization of acquisition-related intangible assets	7,063	6,731
Stock-based compensation expense	5,711	5,750
Cost of restructure	27	4

Non-GAAP operating income	$48,965	$33,900

Net Income

GAAP net income	24,190	15,148
Plus:
Amortization of acquisition-related intangible assets	7,063	6,731
Stock-based compensation expense	5,711	5,750
Cost of restructure	27	4
Impairment loss on auction rate securities	3,270	—
Less:
Incremental income taxes associated with certain Non-GAAP items	(4,923)	(2,747)

Non-GAAP net income	$35,338	$24,886

Net Income Per Diluted Share

GAAP net income per diluted share	$0.27	$0.16
Plus:
Amortization of acquisition-related intangible assets	$0.08	0.07
Stock-based compensation expense	$0.06	0.06
Cost of restructure	$0.00	0.00
Impairment loss on auction rate securities	$0.04	—
Less:
Incremental income taxes associated with certain Non-GAAP items	($0.05)	(0.03)

Non-GAAP net income per diluted share	$0.39	$0.27

Shares used in computing diluted net income per share	90,778	93,609
CLASSIFICATION OF STOCK-BASED COMPENSATION EXPENSE
The following table shows the classification of stock-based compensation expense:

	Three Months Ended
	March 31,
	2008	2007

	($000)

Cost of services	359	339
Cost of messaging	91	186
Sales and marketing	1,356	1,266
Product development and engineering	664	686
General and administrative	3,241	3,273

Total	$5,711	$5,750
CLASSIFICATION OF AMORTIZATION OF PURCHASED INTANGIBLES
The following table shows the classification of amortization of purchased intangibles expense:

	Three Months Ended
	March 31,
	2008	2007

	($000)

Cost of license fees	2,554	2,405
Cost of messaging	993	916
Amortization of other purchased intangibles	3,516	3,410

Total	$7,063	$6,731

SYBASE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income	$24,190	$15,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,289	21,810
Minority interest in income of subsidiaries	9	20
Gain on disposal of assets	(28)	(11)
Impairment of investment in auction rate securities	3,270	—
Deferred income taxes	(809)	(1,682)
Stock-based compensation — restricted stock	2,386	2,103
Stock-based compensation — all other	3,326	3,647
Excess tax benefit from stock-based compensation plans	(3,296)	(2,201)
Amortization of note issuance costs	492	492
Changes in assets and liabilities:
Accounts receivable	19,611	24,331
Prepaid income taxes	14,767	—
Other current assets	(7,950)	(7,700)
Other assets — operating	50	(919)
Accounts payable	3,819	1,212
Accrued compensation and related expenses	(15,094)	(15,033)
Accrued income taxes	(158)	2,183
Other accrued liabilities	(16,049)	(12,007)
Deferred revenues	41,834	38,799
Other liabilities	(90)	(551)

Net cash provided by operating activities	94,569	69,641

Cash flows from investing activities:
(Increase) Decrease in restricted cash	(258)	56
Purchases of available-for-sale cash investments	(9,455)	(120,761)
Maturities of available-for-sale cash investments	22,238	48,400
Sales of available-for-sale cash investments	80,982	75,894
Business combinations, net of cash acquired	—	(1,501)
Purchases of property, equipment and improvements	(6,414)	(4,466)
Proceeds from sale of property, equipment, and improvements	7	34
Capitalized software development costs	(12,877)	(8,438)
(Increase) Decrease in other assets — investing	32	(18)

Net cash provided by (used for) investing activities	74,255	(10,800)

Cash flows from financing activities:
Repayments of long-term obligations	(276)	(15)
Payments on capital lease	(113)	(392)
Net proceeds from the issuance of common stock and reissuance of treasury stock	8,758	12,716
Purchases of treasury stock	(273)	(18,588)
Excess tax benefit from stock-based compensation plans	3,296	2,201

Net cash provided by (used for) financing activities	11,392	(4,078)

Effect of exchange rate changes on cash	19,378	3,598

Net increase in cash and cash equivalents	199,594	58,361
Cash and cash equivalents, beginning of year	604,808	355,303

Cash and cash equivalents, end of period	$804,402	$413,664

SYBASE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS BY SEGMENT
FOR THE THREE MONTHS ENDED MARCH 31, 2008
(UNAUDITED)

	Infrastructure	iAnywhere			Consolidated
(In thousands, except per share data)	Platform Group	Solutions	Sybase 365	Eliminations	Total
Revenues:
License fees
Infrastructure	$56,379	$59	$12	$—	$56,450
Mobile and Embedded	6,237	15,437	—	—	21,674

Subtotal license fees	62,616	15,496	12	—	78,124
Intersegment license revenues	62	5,198	—	(5,260)	—

Total license fees	62,678	20,694	12	(5,260)	78,124

Services
Direct service revenue	128,134	10,692	571	—	139,397
Intersegment service revenues	5	8,125	—	(8,130)	—

Total services	128,139	18,817	571	(8,130)	139,397

Messaging	8	—	42,619	—	42,627

Total revenues	190,825	39,511	43,202	(13,390)	260,148

Total allocated costs and expenses before cost of restructure and amortization of other purchased intangibles and purchased technology	150,864	34,646	39,063	(13,390)	211,183

Operating income before cost of restructure and amortization of other purchased intangibles and purchased technology	39,961	4,865	4,139	—	48,965

Cost of restructure — 2008 Activity	27	—	—	—	27
Amortization of other purchased intangibles	527	1,023	1,966	—	3,516
Amortization of purchased technology	403	2,151	993	—	3,547

Operating income before unallocated costs	$39,004	$1,691	$1,180	$—	$41,875

Other unallocated costs					5,711
Operating income after unallocated costs					36,164

Interest income and expense and other, net					3,515
Minority interest					(9)

Income before income taxes					39,670

Provision for income taxes					15,480

Net income					$24,190

Basic net income per share					$0.28

Shares used in computing basic net income per share					87,672

Diluted net income per share					$0.27

Shares used in computing diluted net income per share					90,778

NON-GAAP RESULTS RECONCILED TO GAAP RESULTS — SEGMENTS
The following table reflects non-GAAP operating income before unallocated costs reconciled to GAAP results for each Sybase segment ( in 000s except percentage and per share amounts ) :

	Three Months Ended
	March 31, 2008
	Infrastructure	iAnywhere
	Platform Group	Solutions	Sybase 365
Operating Income Before Unallocated Costs

GAAP operating income before unallocated costs	39,004	1,691	1,180
Plus:
Amortization of acquisition-related intangible assets	930	3,174	2,959
Cost of restructure	27	0	0

Non-GAAP operating income before unallocated costs	$39,961	$4,865	$4,139

SYBASE, INC.
Reconciliation of GAAP-based EPS to Non-GAAP EPS
for the three months ended June 30, 2008
(unaudited)

GAAP — based EPS	$0.30	$0.35

Amortization of purchased intangibles	0.08	0.08
Amortization of stock compensation expense	0.07	0.07
Income tax effect of above adjustments	(0.06)	(0.06)
Income tax effect due to differences between the GAAP and non-GAAP effective tax rate	0.01	0.01

Non-GAAP EPS	$0.40	$0.45

Please see “Note Regarding Non-GAAP Financial Measures” for important information regarding Non-GAAP Financial Measures.

SYBASE, INC.
Reconciliation of GAAP-based EPS to Non-GAAP EPS
for the twelve months ended December 31, 2008
(unaudited)

GAAP — based EPS	$1.51	$1.56

Amortization of purchased intangibles	0.33	0.33
Amortization of stock compensation expense	0.27	0.27
Impairment of Auction Rate Securities	0.04	0.04
Income tax effect of above adjustments	(0.21)	(0.21)
Income tax effect due to differences between the GAAP and non-GAAP effective tax rate	0.00	0.00

Non-GAAP EPS	$1.94	$1.99

Please see “Note Regarding Non-GAAP Financial Measures” for important information regarding Non-GAAP Financial Measures.